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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

WE CONSENT TO THE INCORPORATION BY REFERENCE IN THE REGISTRATION STATEMENTS ON FORM S-8 (REG. NOS. 333-12087, 333-68637, 333-94111, 333-42210, AND 333-56274)
PERTAINING TO THE 1993 STOCK OPTION PLAN, THE NON-STATUTORY STOCK OPTION, THE 1996 EQUITY INCENTIVE PLAN, THE 1996 NON-EMPLOYEE DIRECTOR' STOCK OPTION PLAN, THE 1997 EMPLOYEE STOCK PURCHASE PLAN, AND THE 2000 EQUITY INCENTIVE PLAN, AND REGISTRATION STATEMENTS ON FORM S-3 (REG. NOS. 333-68117, 333-72225, 333-79925, 333-92355, AND 333-47680) AND IN THE RELATED PROSPECTUSES OF AVIGEN, INC. OF OUR REPORT DATED JANUARY 31, 2002, WITH RESPECT TO THE FINANCIAL STATEMENTS OF AVIGEN, INC. INCLUDED IN ITS TRANSITION REPORT ON FORM 10-K FOR THE SIX MONTHS ENDED DECEMBER 31, 2001.

                                            /s/ ERNST & YOUNG LLP


Palo Alto, California
March 22, 2002